Exhibit 10.1

DEFERRED STOCK UNIT
AWARD AGREEMENT

This Deferred Stock Unit Award Agreement (this “Agreement”) is entered into as of __________________ (the “Award Date”) by and between Radius Recycling, Inc., an Oregon corporation (the “Company”), and ________________, a non-employee director of the Company (the “Recipient”), for the award of deferred stock units with respect to Common Stock.

The award of deferred stock units to the Recipient is made pursuant to Section 9 of the Company’s 2024 Omnibus Incentive Plan (the “Plan”) and the Recipient desires to accept the award subject to the terms and conditions of this Agreement and the terms and conditions set forth in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1.
Award and Terms of Deferred Stock Units. The Company awards to the Recipient under the Plan ______ deferred stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.
(a)
Rights under Deferred Stock Units. A deferred stock unit (a “DSU”) represents the unfunded, unsecured right to require the Company to deliver to the Recipient one share of Common Stock for each DSU. The number of shares of Common Stock deliverable with respect to each DSU is subject to adjustment as set forth in Section 11 of the Plan.
(b)
Vesting Date. The DSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. Subject to Sections 1(c) and (d), the DSUs shall vest in full on the day before the 2025 annual meeting of shareholders (the “Vesting Date”) if the Recipient is a director of the Company on the Vesting Date and has served as a director of the Company continuously from the Award Date to the Vesting Date.
(c)
Acceleration on Death or Disability. If the Recipient ceases to be a director of the Company by reason of the Recipient’s death or disability, all outstanding but unvested DSUs shall become immediately vested. The term “disability” means a medically determinable mental or physical impairment that, in the opinion of the Board of Directors, causes the Recipient to be unable to perform his or her duties as a director of the Company.
(d)
Acceleration of DSUs on a Change in Control. Upon a Change in Control of the Company, all outstanding but unvested DSUs shall become immediately vested.
(e)
Forfeiture of DSUs on Termination of Service. If the Recipient ceases to be a director of the Company for any reason that does not result in acceleration of vesting pursuant to Section 1(c) or 1(d), the Recipient shall immediately forfeit all outstanding but unvested DSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.
(f)
Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the DSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the DSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered as provided in the Company’s Deferred Compensation Plan for Non-Employee Directors, as amended and/or restated from time to time (the “Deferred Compensation Plan”).
(g)
No Voting Rights; Dividend Equivalents. The Recipient shall have no rights as a shareholder with respect to the DSUs or the Common Stock underlying the DSUs until the underlying Common Stock is issued to the Recipient. The Recipient will not be entitled to receive cash payments representing any cash dividends paid with respect to the Common Stock underlying the DSUs. Following the Vesting Date, the DSUs shall be credited to the Recipient’s account under the Deferred Compensation Plan and dividend equivalents with respect to the DSUs shall thereafter be credited to Recipient’s account as provided in the Deferred Compensation Plan.
(h)
Delivery Date for the Shares Underlying the DSU. The Company shall not issue any shares underlying the DSUs, and the Recipient shall have no right to receive any shares of Common Stock underlying the DSUs (even to the extent vested), while the Recipient is serving as a director of the Company. When the Recipient ceases to serve as a director of the Company for any reason, the Company shall, subject to any deferral elections made by the Recipient as provided in this Section 1(h) and the terms of the Deferred Compensation Plan, deliver shares of Common Stock represented by vested DSUs to the Recipient on the last business day of the month that is six months following the month in which the Recipient’s service as a director ceases (the date of delivery of such shares is referred to as a “delivery date”). The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death or disability, to the Recipient’s beneficiary or as provided in the Deferred Compensation Plan. The Recipient may elect to defer the receipt of the shares underlying the DSUs beyond the delivery date provided for in this Section 1(h) pursuant to the terms of the Deferred Compensation Plan.
(i)
Taxes and Tax Withholding.
(i)
The Company shall be entitled to withhold from any delivery of Common Stock hereunder any income or other tax withholding obligations arising as a result of this Award, in amounts determined by the Company.
(ii)
The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the DSUs.
2.
Miscellaneous.
(a)
Entire Agreement. This Agreement, the Plan and the Deferred Compensation Plan constitute the entire agreement of the parties with regard to the subjects hereof.
(b)
Interpretation of the Plan and the Agreement. The Committee shall have the sole authority to interpret the provisions of this Agreement, the Plan and the Deferred Compensation Plan, and all determinations by it shall be final and conclusive.

(c)
Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.
(d)
Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.
(e)
Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
(f)
Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.
(g)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

* * *

RADIUS RECYCLING, INC.

By:
Authorized Officer

[________________][1]

[1] To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Recipient’s signature hereto.